Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-199966
Dated March 2, 2015

J P M O R G A N B A L A N C E D C A P I T A L S T R E N G T H I N D E X
P E R F O R M A N C E D E T A I L S

February 27, 2015

GRAPHIC OMMITTED

JPMORGAN BALANCED CAPITAL STRENGTH INDEX PERFORMANCE DETAILS

# JPMorgan Balanced Capital Strength Index Performance Details

**J.P. Morgan Balanced Capital Strength Index (the "Index") Performance – Bloomberg JPUSBLCS Index**

| 2008 | Jan | Feb | Mar | Apr | May | Jun | Jul | Aug | Sep | Oct | Nov | Dec | Full Year |
|---|---|---|---|---|---|---|---|---|---|---|---|---|---|
| JPUSBLCS Index | (2.29%) | (1.44%) | (1.25%) | 2.19% | 1.66% | (4.96%) | 0.14% | 1.59% | (5.59%) | (5.55%) | 1.82% | 4.18% | (9.65%) |
| 2009 | Jan | Feb | Mar | Apr | May | Jun | Jul | Aug | Sep | Oct | Nov | Dec | Full Year |
| JPUSBLCS Index | 0.09% | (2.67%) | 3.12% | 2.48% | 2.94% | 1.19% | 3.81% | 1.89% | 3.03% | (0.61%) | 4.75% | 1.16% | 23.07% |
| 2010 | Jan | Feb | Mar | Apr | May | Jun | Jul | Aug | Sep | Oct | Nov | Dec | Full Year |
| JPUSBLCS Index | (1.61%) | 1.39% | 3.35% | 0.62% | (3.93%) | (0.57%) | 3.11% | (1.19%) | 5.15% | 3.07% | (1.43%) | 2.72% | 10.80% |
| 2011 | Jan | Feb | Mar | Apr | May | Jun | Jul | Aug | Sep | Oct | Nov | Dec | Full Year |
| JPUSBLCS Index | 0.93% | 4.19% | 0.34% | 3.62% | 0.57% | (0.99%) | (1.96%) | (3.58%) | (2.69%) | 3.39% | (0.27%) | 1.97% | 5.30% |
| 2012 | Jan | Feb | Mar | Apr | May | Jun | Jul | Aug | Sep | Oct | Nov | Dec | Full Year |
| JPUSBLCS Index | 3.27% | 1.77% | 3.60% | 0.17% | (2.87%) | 2.13% | 1.56% | 0.89% | 1.50% | (2.96%) | 1.04% | 0.09% | 10.40% |
| 2013 | Jan | Feb | Mar | Apr | May | Jun | Jul | Aug | Sep | Oct | Nov | Dec | Full Year |
| JPUSBLCS Index | 3.82% | 2.82% | 3.61% | 2.06% | 0.97% | (1.54%) | 2.55% | (2.76%) | 3.14% | 4.06% | 2.87% | 1.04% | 24.85% |
| 2014 | Jan | Feb | Mar | Apr | May | Jun | Jul | Aug | Sep | Oct | Nov | Dec | Full Year |
| JPUSBLCS Index | (3.02%) | 2.62% | 0.92% | 0.15% | 1.89% | 0.37% | (0.53%) | 3.73% | (1.02%) | 1.63% | 3.39% | (0.68%) | 9.65% |
| 2015 | Jan | Feb | Mar | Apr | May | Jun | Jul | Aug | Sep | Oct | Nov | Dec | YTD |
| JPUSBLCS Index | (0.57%) | 2.99% | | | | | | | | | | | 2.40% |

Please see Key rRsks on the next page for additional information. Source: J.P. Morgan. Past performance is not indicative of future performance. "JPUSBLCS Index" refers to the performance of J.P. Morgan Balanced Capital Strength Index (Bloomberg: JPUSBLCS Index) (the "Index"). The levels of the Index incorporate an adjustment factor of 0.50% per annum and a deduction for a borrowing cost.

**Hypothetical, historical performance measures:** Represents the monthly and full calendar year performance of the Index based on as applicable to the relevant measurement period, the hypothetical back tested daily closing levels from December 31, 2007 through April 29,2014 and the actual historical performance of the Index based on daily closing levels from April 30, 2014 through February 27, 2015. YTD reflects the year to date performance of the Index from the last business day of the previous calendar year through, and including June 28, 2013. The hypothetical historical values above have not been verified by an independent third party. The back-tested, hypothetical historical results above have inherent limitations. These back-tested results are achieved by means of a retroactive application of a back-tested model designed with the benefit of hindsight. No representation is made that an investment linked to the Index will or is likely to achieve returns similar to those shown. Alternative modelling techniques or assumptions would produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information set forth above. Hypothetical back-tested results are neither an indicator nor a guarantee of future returns. Actual results will vary, perhaps materially, from the analysis implied in the hypothetical historical information that forms part of the information contained in the table above.

1

J.P.Morgan

Key Risks
[] The Index is subject to the negative impact of an index fee and borrowing cost
[] The Index may not achieve its target volatility--No assurance can be given that the actual realized volatility of the Index will be at its target level of
8.5% .
[] The daily adjustment of the exposure of the Index to its target constituents will vary--The Index's exposure to each of its Target Constituents may vary between 0% and the maximum exposure of 100%.
[] The Index may be partially uninvested--When the exposure of the Index to its
Target Constituents is less than 100% on any day, a portion of the Index will be uninvested. The Index will reflect no return for any uninvested portion.
[] The Index may significantly underperform its Equity Constituent
[] The exposure of the Index to its Bond Constituent may be greater, perhaps significantly greater, than its exposure to its Equity Constituent [] The Index may have significant exposure to its Cash Constituent
[] Our affiliate, J.P. Morgan Securities plc, is the calculation agent for the
Index and may adjust the Index in a way that affects its level--The policies and judgments for which J.P. Morgan Securities plc, is responsible could have an impact, positive or negative, on the level of the Index and the value of your investment. J.P. Morgan Securities plc is under no obligation to consider your interest as an investor with returns linked to the Index.
[] The Index may not be successful and may not outperform any alternative strategy.
[] The Index comprises notional assets and liabilities and therefore there is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest.
[] The Index was established on April 30, 2014 and therefore has a limited operating history.
[] You should review carefully the related "Risk Factors" section in the relevant disclosure statement and the "Selected Risk Considerations" in the relevant term sheet.

DISCLAIMER
JPMorgan Chase & Co. ("J.P. Morgan") has filed a registration statement
(including a prospectus) with the Securities and Exchange Commission (the
"SEC") for any offerings to which these materials relate. Before you invest in any offering of securities by J.P. Morgan, you should read the prospectus in that registration statement, the prospectus supplement, as well as the particular product supplement, underlying supplement, the relevant termsheet or pricing supplement, and any other documents that J.P. Morgan will file with the
SEC relating to such offering for more complete information about J.P. Morgan and the offering of any securities. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, J.P. Morgan,
any agent or any dealer participating in the particular offering will arrange to send you the prospectus and the prospectus supplement, as well as any product supplement, underlying supplement and termsheet or pricing supplement, if you so request by calling toll-free (800) 576 3529.
Free Writing Prospectus filed pursuant to Rule 433; Registration Statement No.
333-199966